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                                                                    EXHIBIT 10.4

                                               The Belvedere Building
                                               69 Pitts Bay Road, Pembroke HM 08
                                               P.O. Box HM 3012
                                               Hamilton HM MX, Bermuda

                                               Tel: (441) 295-7195
                                               Fax: (441) 296-0528

                                                                   June 24, 2004

Mr. Joseph F. Fisher
4421 Kindletree Road
Charlotte, NC 28210

Dear Joe:

      I am writing this letter (the "Letter Agreement") to confirm the terms and conditions of your employment with Platinum Underwriters Holdings, Ltd., a Bermuda corporation ("Platinum").

1.    Term of Employment.

      Your employment will commence on July 6, 2004 (the "Effective Date") and, subject to termination as provided in Section 12, shall end on the third anniversary of the Effective Date; provided that on the third anniversary of the Effective Date and each anniversary thereafter, the term of your employment shall automatically be extended by an additional year unless Platinum or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you or it does not want the term to be so extended. Such employment period, as extended, shall hereinafter be referred to as the "Term."

2.    Title and Duties.

      During the Term, you will serve as Executive Vice President and Chief Financial Officer of Platinum and will have such duties and responsibilities and power and authority as those normally associated with such position in public companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to you by the Chief Executive Officer of Platinum.

3.    Base Salary.

      During the Term, Platinum will pay you a minimum base salary at an annual rate of US$400,000 (the "Base Salary") payable in accordance with Platinum's payroll practices as in effect from time to time.

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4.    Bonus.

      (a) Sign-on Bonus. On the Effective Date, Platinum will pay you a one-time cash sign-on bonus of US$50,000.

      (b) Annual Bonus. During the Term, you will be eligible for an annual performance bonus pursuant to the terms of Platinum's Annual Incentive Plan (the "Annual Bonus"). Your Annual Bonus will have an incentive target equal to 75% of Base Salary (the "Target Bonus") with the range of bonus payout to be from 0% to 150% of Base Salary, depending upon the achievement of performance criteria established under Platinum's Annual Incentive Plan; provided, however, that you will be entitled to receive a minimum Annual Bonus for the calendar year 2004 in an amount equal to a pro rata portion of your Target Bonus adjusted for the period beginning with the Effective Date and ending at December 31, 2004. The Annual Bonus will generally be paid following the end of the applicable fiscal year, part in cash and part in restricted share units or other equity incentives, as determined by the Compensation Committee of the Board.

      (c) Long-Term Incentive. The Board has approved a long-term incentive plan for Platinum's key employees, including the Chief Financial Officer. If certain performance criteria are achieved by Platinum, this plan will provide you with an annual award opportunity of not less than 37.5% of your annual base salary, payable in the form of Platinum common shares, par value $0.01 per share (the "Common Shares") on the fifth anniversary of the award date. The first award under this plan will be made in March 2005.

5.    Share Option Grant.

      On the Effective Date, you will be granted an option to purchase 100,000 Common Shares under the terms of Platinum's 2002 Share Incentive Plan (the "Option Grant"). The Option Grant will (i) have a term of ten years from the date of grant; (ii) have an exercise price equal to the closing sales price of the Common Shares on the New York Stock Exchange on the trading day immediately preceding the Effective Date and (iii) vest in equal annual installments on each of the first four anniversaries of the date of grant, based on your continued employment with Platinum. The specific terms of your Option Grant will be provided for in an option agreement between you and Platinum that has been approved by the Compensation Committee under the 2002 Share Incentive Plan.

6.    Share Ownership.

      You acknowledge that in accordance with Platinum's share ownership guidelines, you are required to accumulate 30,000 Common Shares before selling Common Shares received under any of Platinum's compensation plans, subject to certain plan provisions.

7.    Employee Benefits.

      During the Term, you and your eligible dependents will receive benefits substantially similar to the employee benefit plans that are generally available to senior executives of

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Platinum, subject to the terms and conditions of such plans. The Board reserves the right to amend or terminate any employee benefit plan at any time and to adopt any new plan.

8.    Relocation.

      You will be entitled to reimbursement for up to US$50,000 of your actual and reasonable expenses incurred within the first twelve (12) months after the Effective Date relating to your relocation to Bermuda, including temporary housing expenses until your permanent residence in Bermuda is established and periodic travel for you and your family between your current residence and Bermuda.

9.    Housing and Car Allowance.

      Upon your establishment of a residence in Bermuda, you will be entitled to a housing and living allowance of US$15,000 per month. In addition, you will be entitled to a car allowance of US$700 per month.

10.   Perquisites.

      Platinum will reimburse you for reasonable dues and fees for a golf and a health club membership during the Term, as well as such other perquisites and fringe benefits as may be approved by the Compensation Committee of the Board from time to time.

11.   Business Expenses.

      During the Term, Platinum will reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Platinum's policy for senior executives as in effect from time to time.

12.   Termination of Employment.

      (a) Termination for Good Reason or Without Cause. If you terminate your employment during the Term for "Good Reason" (as defined below) or if your employment is terminated during the Term by Platinum without "Cause," (as defined below) you will receive, immediately upon the effectiveness of any such termination, a lump sum cash payment equal to the sum of (i) one year's Base Salary and Target Bonus, and (ii) any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's otherwise applicable employee benefit plans or programs) accrued owing through the date of termination. The foregoing payment will be conditioned upon you executing and honoring a standard waiver and release of claims in favor of Platinum in a form determined by Platinum.

      (b) Termination Other than for Good Reason. If you terminate your employment during the Term other than for Good Reason, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under

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            Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination.

      (c) Termination for Cause. If your employment is terminated by Platinum during the Term for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of your termination.

      (d) Death or Disability. Upon the termination of your employment during the Term on account of your death or Disability, you or your beneficiaries will receive (i) any unpaid Base Salary through the date of termination plus a pro-rata portion through the date of termination of your Target Bonus for the year of termination, (ii) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination.

      (e)   Definitions.

            (i)   Cause. For purposes of this Letter Agreement, "Cause" means
                  (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with Platinum or its subsidiaries, or other willful act that materially damages the reputation of Platinum or its subsidiaries.

            (ii) Good Reason. For purposes of this Letter Agreement, "Good Reason" means (i) Platinum reduces your Base Salary or your Target Bonus without your express written consent; (ii) Platinum reduces the scope of your duties, responsibilities or authority without your express written consent; (iii) Platinum requires you to report to anyone other than the Chief Executive Officer; (iv) Platinum requires you to be principally based other than in Platinum's offices in Bermuda;
                  (v) Platinum breaches any other material provision of this Letter Agreement; or (vi) Platinum elects not to extend the term of this Letter Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to Platinum in writing, then such reduction, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction described above.

            (iii) Disability. For purposes of this Letter Agreement,
                  "Disability" means a termination of your employment by Platinum if you have been rendered incapable of performing your duties to Platinum by reason of any medically determined physical or mental impairment that can be expected

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                  to result in death or that can be expected to last for a
                  period of either (i) six or more consecutive months from the first date of your absence due to the disability or (ii) nine or more months during any twelve-month period.

13.   Covenants.

      In exchange for the remuneration outlined above, in addition to providing service to Platinum as set forth in this Letter Agreement, you agree to the following covenants:

      (a) Confidentiality. During the period of your employment and following any termination of your employment for any reason, you will keep confidential any trade secrets and confidential or proprietary information of Platinum (and its subsidiaries and affiliates) which are now known to you or which hereafter may become known to you as a result of your employment or association with Platinum and will not at any time, directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of Platinum (or its subsidiaries or affiliates) during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to Platinum (or its subsidiaries or affiliates) which has a significant business purpose and is not known or generally available from sources outside Platinum (or its subsidiaries or affiliates) or typical of industry practice, but shall not include any of the foregoing (i) information that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) information that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to Platinum (or its subsidiaries or affiliates), as appropriate, to enable Platinum (or its subsidiaries or affiliates), as appropriate, to seek an appropriate protective order or confidential treatment.

      (b) Non-Solicitation. You further covenant that during the term of your employment with Platinum and during the fifteen month period following termination of your employment for any reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of Platinum (or its subsidiaries or affiliates) at the time of termination of your employment with Platinum (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you).

      (c) Enforcement. You acknowledge that if you breach any provision of this Section 13, Platinum (or its subsidiaries or affiliates) will suffer irreparable injury. It is therefore agreed that Platinum (or its subsidiaries or affiliates) shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which Platinum (or its subsidiaries or affiliates) may have at law or in equity including, without

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            limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this
            Section 13 are reasonable and necessary for the successful operation of Platinum. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 13, Platinum, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to you under this Letter Agreement. If any provision of this Section 13 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and Platinum agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this
            Section 13 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).

14.   Representations.

      By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or noncompetition agreement that would prevent you from performing your obligations under this Letter Agreement nor that could subject Platinum to any present or future liability or obligation to any third party as a result of the execution of this Letter Agreement and your appointment to the positions with Platinum described above.

15.   Miscellaneous Provisions.

      (a) This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum.

      (b) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

      (c) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

      (d) All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party's costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by Platinum.

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      (e)   All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

            You, to:

            The address maintained in Platinum's records

            Platinum, to:

            Platinum Underwriters Holdings, Ltd.
            The Belvedere Building
            69 Pitts Bay Road
            Pembroke HM 08, Bermuda
            P.O. Box HM 3012
            Hamilton HM MX, Bermuda
            Attention: General Counsel

      In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

            (f) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

            (g) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

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      This Letter Agreement is intended to be a binding obligation upon Platinum and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for Platinum's records.

                                         PLATINUM UNDERWRITERS HOLDINGS, LTD.

                                         By: /s/ Gregory E.A. Morrison
                                             -----------------------------------
                                         Name: Gregory E.A. Morrison
                                         Title: President and Chief Executive
                                                Officer

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ Joseph F. Fisher
-------------------------
Joseph F. Fisher

Dated as of June 24, 2004

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